# LIMITED LIABILITY COMPANY OPERATING AGREEMENT
# OF
# ALTRA GUARDIAN LLC

This Limited Liability Company Operating Agreement (this "Agreement") of ALTRA GUARDIAN LLC, a Delaware limited liability company (the "Company"), is adopted by ALTRA POWER TRANSMISSION, INC., a Delaware corporation, the sole member (the "Member") of the Company effective as of the 18th day of June 2014.

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the "Act"), by filing a Certificate of Formation with the Department of State of the State of Delaware on June 18, 2014, with an effective date of June 18, 2014, and the execution of this Agreement Company made by the Member;

NOW THEREFORE, the Member hereby agrees to the following:

1. **Name.**

a. The name of the limited liability company is ALTRA GUARDIAN LLC (the "Company"). The business of the Company may be conducted under any other name deemed necessary or desirable by the Member in order to comply with local law.

b. The Member has formed the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and agrees that the rights and liabilities of the Member and any future Members shall be as provided in the Act for members and managers except as provided herein.

c. The Certificate of Formation of the Company was filed in accordance with the Act. Such filing is hereby approved and ratified in all respects. The Member shall prepare and file such instruments in such locations as may from time to time be needed and otherwise shall preserve and facilitate the Company's ability and right to carry on its business for the purposes set forth in this Agreement.

2. **Purpose.** The Company is formed to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

3. **Registered Office; Registered Agent.** The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company.

4. **Members.** The name of the sole Member is Altra Power Transmission, Inc., a Delaware corporation. The Member is hereby admitted as a member of the Company and such Member as well as any person or entity who later becomes a Member as a condition to becoming such Member agrees to be bound by the terms of this Agreement.

**5. Powers.** The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.

**6. Management.**

a. Subject to the other provisions in this Agreement and requirements of applicable laws, the business and affairs of the Company shall be managed by the Member.

b. General Powers. The Member shall have full, exclusive and complete discretion, power and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs.

c. Telephonic Meetings. Any meeting of the Member may be telephonic.

d. Action Without Meeting. Any action permitted or required to be taken at a meeting of the Member may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member.

e. Regular Meetings. A regular meeting of the Member shall be held without notice immediately after and at the same place as the annual meeting of the Member.

f. Special Meetings. Special meetings may be called by or at the request of the Member.

g. Place of Meetings. Regular and special meetings of the Member may be held where the Member may determine from time to time. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Member.

**7. Officers**. The initial officers of the Company shall consist of a president, chief financial officer, secretary, treasurer and assistant secretary and may include a vice-president, one or more assistant secretaries, and one or more assistant treasurers (each, an "Officer"). The officers may be appointed by the Member at the organizational meeting and thereafter at the annual meeting of the Member. All officers shall hold office until their successors have been appointed and have qualified or until their earlier resignation, removal from office, or death. One person may simultaneously hold any two or more offices. The failure to elect a president, secretary, or treasurer shall not affect the existence of the Company.

**8. Offices**. The principal office of the Company shall be located at 300 Granite Street, Suite 201, Braintree, MA 02184, or at such other place as the Member may determine from time to time.

**9. Capital Contributions.** The Member has made contributions to the Company as set forth on Exhibit "A" attached hereto and made a part hereof, as the same be in effect from

time to time as necessary. The Member shall make such additional contributions to the Company as necessary or advisable in connection with the business of the Company.

**10. Membership Interests.**

a. The limited liability company interests of a member (the "Membership Interests"), are reflected on Exhibit A, as the same may be amended from time to time. Membership Interests shall be issued pursuant to authorization from the Member.

b. The Membership Interests may be represented by membership certificates.

c. Each certificate representing Membership Interests shall bear the following legends:

> The Membership Interests evidenced by this Certificate are subject to certain transfer restrictions set forth in the Limited Liability Company Operating Agreement of Altra Guardian LLC. The Membership Interests evidenced by this Certificate may not be sold, pledged, or otherwise transferred except as permitted by the Limited Liability Company Operating Agreement. The Company will furnish any Member, upon request and without charge, a copy of the Limited Liability Company Operating Agreement.
>
> The Membership Interests evidenced by this Certificate have not been registered under the Securities Act of 1933 or any state securities law and must be held indefinitely unless the Membership Interests are registered under those laws or transferred in reliance on an opinion of counsel satisfactory to the Company and its counsel that registration under those laws is not required.

d. The Company shall maintain records of Membership Interests and certificates in the books and records of the Company.

e. If a Membership Interests certificate held of record by a Member is lost, stolen, or destroyed, the Company shall issue a new Membership Interests certificate to the Member to replace the certificate previously issued if the Member: (a) provides the Company a satisfactory affidavit that the certificate has been lost, destroyed, or stolen; (b) requests the issuance of a new certificate before the Company has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim; (c) provides a bond in such form as the Company may direct, to indemnify the Company and its transfer agent and registrar, if any, against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and (d) satisfies any other reasonable requirements of the Company.

**11. Profits/Losses.** Profits and losses of the Company shall be allocated to the Member in accordance with its Membership Interests.

**12. Distributions.** Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the

Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

**13. Fiscal Year; Tax Matters.**

a. The Fiscal Year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company's formation and termination and as otherwise required by the law (tax or otherwise).

b. Proper and complete records and books of account of the business of the Company, including Exhibit A attached hereto, shall be maintained at the Company's principal place of business or at such other office as the Member may designate.

c. The Member acknowledges and agrees that the Company is intended to be classified and treated as a disregarded entity for United States income tax purposes.

d. The Company's books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Company's United States federal income tax return (if required).

e. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the Company, examine the Company's books of account and make copies and extracts therefrom at its own expense.

f. The Member shall maintain or delegate the maintenance of the records of the Company for three years following the termination or dissolution of the Company.

**14. Liability of Members.** The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

**15. Dissolution.**

a. Subject to the occurrence of an event of dissolution pursuant to Section 15(b), the Company shall have perpetual existence.

b. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the majority of the Members; or (ii) the entry of a decree of judicial dissolution under Delaware law.

c. Notwithstanding any provision to the contrary in this Agreement or the Act, the dissolution, termination or bankruptcy of the Member shall not operate to dissolve the Company, but the Company shall continue between or among the successor or successors in interest of the dissolved member.

**16. Indemnification.** To the full extent permitted by law, the Company shall (a) indemnify any person or such person's heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened

to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a member, attorney-in-fact, employee or agent of the Company or is or was serving at the request of the Company or its members as an attorney-in-fact, officer, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) pay the expenses incurred by such person in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware. An attorney-in-fact shall have no personal liability to the Company or its members for monetary damages for breach of fiduciary duty as an attorney-in-fact; provided, however, that the foregoing provision shall not eliminate the liability of an attorney-in-fact for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the attorney-in-fact derived an improper personal benefit.

**17.** **Assignments.** The Member may assign in whole or in part its Membership Interests. The transferee of Membership Interests shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

**18.** **Admission of Additional Members.** One or more additional Members of the Company may be admitted to the Company with the written consent of the Member.

**19.** **Counterpart and Facsimile Signatures.** Actions taken by the Member by written consent, pursuant to the Act, may be executed in one or more counterparts, all of which together shall constitute one and the same document and facsimile signatures shall have the same effect as original signatures.

**20.** **Amendments.** Any amendments to this Agreement shall be in writing signed by the Member.

**21.** **Governing Law.** This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

[Signature on following page]

**IN WITNESS WHEREOF,** the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Operating Agreement as of the day first above written.

**SOLE MEMBER:**

ALTRA POWER TRANSMISSION, INC.

By: ______________________________
Glenn E. Deegan,
Vice President, Legal and Human Resources,
General Counsel and Secretary

**EXHIBIT "A"**

**LIMITED LIABILITY COMPANY OPERATING AGREEMENT**
**OF**
**ALTRA GUARDIAN LLC**

Name, Percentage Interest of Member
and
Capital Contributions

| **Name** | **Membership Interests** | **Initial Capital Contribution** |
|---|---|---|
| Altra Power Transmission, Inc., a Delaware corporation | 100% | |